Exhibit 4.1

SHARES __ מניות	NUMBER _______-מספר
Brainsway LTD	בריינסוויי בע"מ
Share Certificate	תעודת מניה
This is to certify that	זאת לתעודה כי

Is the Registered Holder of	הם בעליהם הרשומים של

Ordinary Shares of par value NIS 0.01 each,	מניות רגילות בנות ערך נקוב של 0.01 שקל חדש כל אחת

Numbered	הממוספרות
Inclusive, fully paid up in the above named Company, subject to	בחברה הנ''ל ושתמורתן שולמה במלואה
The Memorandum and Articles of Association of the Company.	בהתאם לתזכיר ותקנון ההתאגדות של החברה.
Given under the Company’s Stamp	ניתן ונחתם בחותמת החברה
This _th day of January, 201_	"_ביום __ ב_ התשע

______________________ DIRECTOR דירקטור	_________________________ COMPANY STAMP חותמת החברה	___________________ C.E.O. מנכ"ל החברה